Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Second Amendment”) is entered into as of November 29, 2023, by and among 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X AA Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and African Agriculture, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of November 2, 2022 (as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of January 3, 2023 and as may be amended, modified or supplemented from time to time, the “Agreement”);

WHEREAS, the parties hereto desire to further amend the Agreement in accordance with Section 11.10 thereof as more fully set forth herein in order, among other things, to amend certain agreements and covenants of the parties.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1. Amendment.

(a) The following definitions are hereby added to the Agreement.

“Waiver Consideration Shares” shall mean 3,000,000 shares of Acquiror Common Stock, consisting of Recycled Waiver Consideration Shares and Newly Issued Waiver Consideration Shares.

“Former SPAC Share” means, each share of Acquiror Common Stock that will be received following Closing, upon conversion of an Acquiror Ordinary Shares and for which such holder did not elect an Acquiror Share Redemption, which for the avoidance of doubt includes shares of Acquiror Common Stock received upon conversion of (i) Acquiror Public Shares, (ii) Acquiror Class A Ordinary Shares underlying Private Placement Units and (iii) Acquiror Class B Ordinary Shares, but excludes (iv) shares of Acquiror Common Stock issued as consideration for services.

“Newly Issued Waiver Consideration Shares” means newly issued shares of Acquiror Common Stock issued to Private Holders in a private placement.

“Public Holder” means a holder of Former SPAC Shares that received such shares upon conversion of Acquiror Public Shares.

“Private Holder” means a holder of Former SPAC Shares that received such shares upon conversion of (i) Acquiror Class A Ordinary Shares underlying Private Placement Units or (ii) Acquiror Class B Ordinary Shares.

“Recycled Waiver Consideration Shares” means the shares of Acquiror Common Stock registered on the Registration Statement and assigned by the Shareholder to the Waiver Consideration Pool (as such term is defined in the Support Agreement Amendment) for the benefit of Public Holders pursuant to Section 2(d) of the Support Agreement Amendment.

(b) The definition of “Offtake Agreement” is hereby replaced in the Agreement as follow.

“Offtake Agreement” means a fully executed and binding agreement for the sale and delivery of products by the Company or a Subsidiary thereof to the counterparty thereto, as may be approved by the Board.

(c) The following Section 2.06 is hereby added to the Agreement.

2.06 Waiver Consideration Share Issuance. Immediately prior to Closing, each Former SPAC Share shall be granted its pro rata right to receive a portion of the Waiver Consideration Shares. Immediately prior to Closing Acquiror and Company shall, or shall cause the Stockholder to, transfer to holders of Former SPAC Shares that are Public Holders, such holders right to receive a pro rata portion of the Waiver Consideration Shares in the form of Recycled Waiver Consideration Shares. At Closing Acquiror shall issue to holders of Former SPAC Shares that are Private Holders, such holders pro rata portion of the Waiver Consideration Shares in the form of Newly Issued Waiver Consideration Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued pursuant to this Section 2.06, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each holder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such person, one (1) share of Acquiror Common Stock.

(d) The following Section 9.02(f) is hereby added to the Agreement.

9.02(f) Company Support Agreement. The Company shall have delivered to Acquiror an amendment to the Company Support Agreement (the “Support Agreement Amendment”) by and among the Acquiror, the Company and the shareholder party thereto (the “Shareholder”), in the form of Exhibit A hereto.

(e) Exhibit F to the Agreement is amended and restated in its entirety in the form attached as Exhibit F hereto.

(f) The parties hereby irrevocably waive Section 6.11 of the Agreement

2. Confirmation. Except as otherwise provided herein, the provisions of the Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Second Amendment.

3. Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement. Section 11.06, Section 11.12 and Section 11.13 of the Agreement are hereby incorporated by reference into this Second Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this Second Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Second Amendment.

5. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this Second Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Second Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION Corp. II

By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer

10X AA Merger Sub, Inc.

By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer

AFRICAN AGRICULTURE INC.

By:	/s/ Alan Kessler
	Name:	Alan Kessler
	Title:	Chairman and CEO

EXHIBIT A

FIRST Amendment To COMPANY support agreement

THIS FIRST AMENDMENT TO COMPANY SUPPORT AGREEMENT (this “Amendment”) is made and entered into as of [●], 2023 by and among 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), African Agriculture, Inc., a Delaware corporation (the “Company”), and [     ] (the “Stockholder”). Each of Acquiror, the Stockholder and African Agriculture is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into the Company Support Agreement (the “Company Support Agreement”), dated as of [     ], 2022, and now wish to amend the Company Support Agreement in accordance with the terms of the Company Support Agreement and this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the value, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Amendment. The following Section 2(d) is hereby added to the Company Support Agreement:

(d) The Stockholder hereby assigns its right to receive a number of shares (the “Recycled Waiver Consideration Shares”) of Acquiror Common Stock that the Stockholder would otherwise be entitled to receive pursuant to the terms of the Merger Agreement, to a pool (the “Waiver Consideration Pool”) for the benefit of Public Holders of Former SPAC Shares, which Recycled Waiver Consideration Shares will be issued in accordance with Section 2.06 of the Merger Agreement. The amount of Recycled Waiver Consideration Shares shall be 3,000,000, divided by the quotient received by dividing (i) the number of Former SPAC Shares by (ii) the number of Former SPAC Shares held by Public Holder. Stockholder further agrees to take all necessary action to effect the actions described in Section 2.06 of the Merger Agreement.

2. Confirmation. Except as otherwise provided herein, the provisions of the Company Support Agreement shall remain in full force and effect in accordance with their respective terms following the execution of this Amendment.

3. Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement. Section 10 of the Company Support Agreement is hereby incorporated by reference into this Amendment, mutatis mutandis.

4. Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, e-mail, or scanned pages, shall be effective as delivery of a manually executed counterpart to this Amendment.

EXHIBIT F

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [ ● ], 2022 between [ ● ], a [ ● ] (the “Stockholder”)1 and 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“10X”). The Stockholder and 10X are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, African Agriculture Inc., a Delaware corporation and 10X AA Merger Sub, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of November 2, 2022 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive [ ● ] ([ ● ]) shares of Acquiror Common Stock (as defined in the Merger Agreement) at Closing (the “Stockholder Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Acquiror Common Stock held by the Stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For purposes of this Agreement:

(a) the term “First Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(b) the term “Lock-up Period” means the First Lock-Up Period, the Second Lock-Up Period and the the Third Lock-Up Period; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(c) the term “Lock-up Shares” means the shares of Acquiror Common Stock held by the Stockholder immediately following the Closing (for the avoidance of doubt, (x) including the Stockholder Shares, and (y) excluding shares of Acquiror Common Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-up Shares”;

(d) the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-up Shares prior to the expiration of a Lock-up Period pursuant to Section 2(a);

[1]	Note to Draft: To be executed by each AA director, executive officer and any post-closing pubco stockholder who owns more than 1% upon closing.

(e) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253867) on August 10, 2021;

(f) the term “Second Lock-Up Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on the date that is twelve (12) months after the Closing Date;

(g) the term “Third Lock-Up Period” means the period from the Closing Date to the latter of (i) twelve (12) months after the Closing Date and (ii) the date upon which the Company enters into an Offtake Agreement (as such term is defined in the Merger Agreement); and

(h) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-up Shares during any Lock-up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the State of Delaware or the Stockholder limited partnership agreement upon dissolution of the Stockholder or (vi) in connection with sales, the proceeds of which will be applied solely to cover applicable taxes owed by the holder thereof in connection with the issuance of equity awards from the Company, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b) The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during any Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)	with respect to [ ● ][2] ([ ● ]) Lock-Up Shares (the “First Tranche”), no Transfer Restrictions shall apply to the First Tranche after the expiration of the First Lock-Up Period;

(ii)	during the Second Lock-Up Period, the Transfer Restriction shall expire with respect to an additional [ ● ][3] ([ ● ]) Lock-Up Shares (the “Second Tranche”), upon the date on which the last reported sale price of the Acquiror Common Stock exceeds $12.00 per share for any twenty (20) trading days within any consecutive thirty (30) trading day period that commences at least six (6) months after the Closing Date (for the avoidance of doubt no Transfer Restriction shall apply to the First Tranche or the Second Tranche after the expiration of the Second Lock-Up Period);

[2]	Note to Draft: Amount to be 1/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.
[3]	Note to Draft: Amount to be 1/3rd of the holding company shares received in exchange for the existing equity held by the Stockholder at the time of the signing of the BCA.

(iii)	the Transfer Restriction shall expire with respect to an additional [ ● ] ([ ● ]) Lock-Up Shares (the “Third Tranche”), upon expiration of the Third Lock-Up Period (for the avoidance of doubt no Transfer Restriction shall apply to any Lock-up Shares after the expiration of the Third Lock-Up Period); and

(iv)	on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c) The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of any Lock-Up Period, as applicable.

(e) During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [ ● ], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Stockholder shall retain all of its rights as a shareholder of 10X with respect to the Lock-Up Shares during the applicable Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Miscellaneous.

(a) Effective Date. Section 1 of this Agreement shall become effective at the Effective Time.

(b) Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to 10X, to: 10X Capital Venture Acquisition Corp. II 1 World Trade Ceter 85th Floor New York, NY 10007 Attn: Hans Thomas, Chief Executive Officer E-mail: hans@10xcapital.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002

Attn:       J. David Stewart

Ryan Maierson

E-mail:   j.david.stewart@lw.com

ryan.maierson@lw.com

If to the Stockholder, to: [ ● ] [ ● ] [ ● ] [ ● ] Attn: [ ● ] E-mail: [ ● ]	With a copy to (which shall not constitute notice): [ ● ] [ ● ] [ ● ] [ ● ] Attn: [ ● ] E-mail: [ ● ]

(d) Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

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